INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of First Commonwealth Financial Corporation on Form S-4 of our report dated January 22, 2003, on the consolidated balance sheet of First Commonwealth Financial Corporation as of December 31, 2002 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the two years then ended, appearing in and incorporated by reference in the Annual Report on Form 10-K of First Commonwealth Financial Corporation for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/    Deloitte & Touche LLP

Pittsburgh, Pennsylvania

March 11, 2004